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                                                                     Exhibit 5.1

                      [LETTERHEAD OF LATHAM & WATKINS LLP]

August 6, 2003


Tegal Corporation
2201 South McDowell Blvd.
Petaluma, California  94954

         Re:      Registration Statement on Form S-3
                  8,271,597 shares of Common Stock, par value $0.01 per share

Ladies & Gentlemen:


         In connection with the registration by Tegal Corporation, a Delaware corporation (the "Company"), of the resale of 8,271,597 shares (the "Shares") of the Company's common stock, par value $0.01 per share, including 2,229,653 shares (the "Warrant Shares") issuable pursuant to the exercise of warrants to purchase common stock issued by the Company (the "Warrants") and 2,655,540 shares (the "Converted Shares") issuable pursuant to the conversion of $929,444 principal amount of the Company's 2.0% Convertible Secured Debentures issued by the Company on June 30, 2003 (the "Convertible Debentures"), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on July 28, 2003 and amended by Amendment No. 1 thereto, filed with the Securities and Exchange Commission on August 6, 2003 (as amended, the "Registration Statement"), you have requested our opinion set forth below.

         In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization of the Shares and proposed to be taken by the Company in connection with the issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.


         We are opining herein as to the effect on the subject transaction only of the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

         Subject to the foregoing, it is our opinion that as of the date hereof,
(a) the Shares (excluding the Warrant Shares and Converted Shares) have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and non-assessable, (b) the Warrant Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Warrants, will be validly issued, fully paid and non-assessable, and (c) the Converted Shares have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Convertible Debentures, will be validly issued, fully paid and non-assessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus included in the Registration Statement.


                                                     Very truly yours,

                                                     /s/ Latham & Watkins LLP